UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2012

TRIG ACQUISITION 1, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54070	27-3120288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Avenue, Suite 1526

New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 521-4406

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry Into a Material Definitive Agreement

Clark Group Agreement

On August 15, 2012, Trig Acquisition 1, Inc. (the “Company”) entered into an agreement (the “Clark Group Agreement”) with Wesley K. Clark & Associates, LLC (the “Clark Group”).  The agreement will commence (the “Commencement Date”) upon the successful completion of the acquisition of Grilled Cheese, Inc. by the Company and continue for a period of two years.

Pursuant to the Clark Group Agreement, General Wesley K. Clark will serve as Vice Chairman and Senior Veterans Advisor of the Company and Wesley Clark, Jr. will act as the Director of Veteran Operations.  Prior to the Commencement Date, and on mutual agreement between the parties, the Company will pay the Clark Group a $10,000 monthly consultation fee. Following the Commencement Date, the Company will pay the Clark Group $200,000 per year.  The Company will also execute a warrant agreement, within 30 days of the Commencement Date, providing the Clark Group with the right to purchase up to 500,000 warrants (the “Warrants”) of the Company’s common stock, which such Warrants will vest upon certain performance thresholds at an exercise price to be determined.

General Clark will supervise the development and implementation of recruiting and “vetting” for the prospective veteran franchisees program, which the Company plans on rolling out upon the successful completion of the acquisition of Grilled Cheese, Inc. Wesley Clark, Jr.’s responsibilities will be the supervision and administration of the selection process for prospective veteran franchisees, working directly with, and reporting to, Wesley Clark, Sr. in the execution of that process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIG ACQUISITION 1, INC.

By:	/s/ AJ Cervantes
AJ Cervantes
Chief Executive Officer
Date: August 23, 2012